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                                  Exhibit 5.1

                 [Letterhead of Mitsui, Yasuda, Wani & Maeda]



                                                                 April 10, 2002

Trend Micro Incorporated
Shinjuku MAYNDS Tower, 33F
1-1, Yoyogi 2-chome
Shibuya-ku, Tokyo 151-0053, Japan


Re: Trend Micro Incorporated Incentive Plan
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Dear Sirs:

       We have acted as legal advisors as to matters of Japanese law to Trend Micro Incorporated (the "Company") in connection with its registration statement on Form S-8 (the "Registration Statement") to register under the United States Securities Act of 1933, as amended (the "Securities Act"), 226,843 shares of the common stock of the Company (the "Shares"), issuable pursuant to the "TREND MICRO INCORPORATED 2001 INCENTIVE PLAN" and 272,500 Shares issuable to directors and employees of a U.S. subsidiary of the Company pursuant to the "TREND MICRO INCORPORATED 2001 STOCK OPTION PLAN" (together, the "Plans"), plus such indeterminate number of additional Shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions.

We have examined:

1. The "TREND MICRO INCORPORATED 2001 INCENTIVE PLAN" and the "TREND MICRO INCORPORATED 2001 STOCK OPTION PLAN";

2. The Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company, each as amended;

3.     A certified copy of the commercial register of the Company;

4. Certified copies of the minutes of the meetings of the Board of Directors of the Company dated February 15, 2001 and May 8, 2001 respectively, with respect to the approval of the issuance of the warrants and the granting of the rights under the Plans;
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5.     The Company's draft Registration Statement to be filed with the SEC in connection with issuance of Shares pursuant to the Plans.

       We have also examined such certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

       In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates and statements of appropriate representatives of the Company.

       In such examination, we have assumed that the above documents were, where appropriate, executed in the form of the copies examined by us.

       We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Japan. This opinion is to be governed by and construed in accordance with the laws of Japan and is limited to and is given on the basis of the current law and practice in Japan.

       Having regard to all such documents and to the laws of Japan presently in force, to the extent that they are applicable, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

(i) The Company has been incorporated and is validly existing as a joint stock company under the laws of Japan.

(ii) The Shares deliverable pursuant to the Plans have been duly authorized by the Company and, when and to the extent issued pursuant to the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

       We consent to the use of this opinion as Exhibit 5.1 of the Registration Statement.

                                        Yours very truly,



                                        /s/ Mitsuhiro Yasuda / Kozo Sasaki